Exhibit 10.32

SECOND LIEN

NOTE PURCHASE AGREEMENT

SECOND LIEN NOTE PURCHASE AGREEMENT dated as of June 5, 2009 among AFFINITY GROUP, INC., THE GUARANTORS PARTY HERETO, THE ADMINISTRATIVE AGENT and THE NOTE PURCHASERS PARTY HERETO.

The parties hereto agree as follows:

ARTICLE I
Definitions

1.1           Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) any Credit Party acquires the business of, or all or substantially all of the assets of, any firm or corporation which is not a Credit Party, or any division of such firm or corporation, located in a specific geographic area or areas, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of a Credit Party becomes a Subsidiary of a Credit Party.

“Additional Mortgage” has the meaning assigned to such term in Section 6.13(b)(i).

“Additional Mortgage Policies” has the meaning assigned to such term in Section 6.13(b)(vi).

“Additional Mortgaged Property” has the meaning assigned to such term in Section 6.13(b).

“Adams Party” means Stephen Adams, his wife, his children, his grandchildren, and trusts of which he, his wife, his children and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the trustee(s).

“Administrative Agent” means New York Life Investment Management LLC in its capacity as Administrative Agent for the Purchasers hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 9.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Credit Party and (b) none of the Credit Parties shall be Affiliates.

“Agent” means the Administrative Agent.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Percentage” means with respect to any Purchaser in respect of any indemnity claim under Section 10.3(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Notes hereunder represented by the aggregate amount of such Purchaser’s Notes hereunder.

“Approved Fund” means, with respect to any Purchaser, any fund that invests (in whole or in part) in commercial loans and is managed, advised or serviced by such Purchaser or the same investment advisor as such Purchaser or by an Affiliate of such Purchaser or such investment advisor.

“Asset Sale” has the meaning given to that term in the FRH Preferred.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Purchaser and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, or any other form approved by the Administrative Agent.

“Basic Documents” means the Note Documents, the First Lien Loan Documents, the Senior Subordinated Note Indenture, the Senior Subordinated Notes, and any related agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Purchase Agreement” has the meaning given to that term in Section 5.1(c) hereof.

“Borrower” means Affinity Group, Inc., a Delaware corporation.

“Borrowing” means the issuance of a Note or Notes under this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Camping World” means, collectively, CWI, Inc., a Kentucky corporation and a Wholly-Owned Subsidiary of the Borrower, and Camping World, Inc, a Kentucky corporation and a Wholly-Owned Subsidiary of CWI, Inc.

“Camping World Credit Agreement” means the credit agreement among the Camping World Entities and the Camping World Purchasers, with such terms and conditions as shall be satisfactory in form and substance to the First Lien Administrative Agent.

“Camping World Credit Facility” means an asset-based credit facility established pursuant to the Camping World Credit Agreement having market terms and conditions as determined by the First Lien Administrative Agent, secured by a first lien on the equity and assets of the Camping World Entities and providing aggregate revolving credit commitments not less than $18,000,000 and not in excess of $38,500,000.

“Camping World Entities” means CWI, Inc., Camping World, Inc. and their Subsidiaries.

“Camping World Financing” means (i) the Camping World Credit Facility in accordance with the terms and conditions of the Camping World Credit Agreement or another credit facility on terms that are not less favorable than the Camping World Credit Facility providing for commitments of not more than $38,500,000 and funding of the initial Notes thereunder in an amount not less than $16,650,000, or (ii) the consummation of an equity offering (other than an offering of Disqualified Stock) of the Camping World Entities for net proceeds not less than $16,650,000.

“Camping World Purchasers” means the holders of the indebtedness under the Camping World Credit Facility and any agents for such Purchasers.

“Camping World Subordination Agreement” means the Subordination and Intercreditor Agreement to be executed and delivered by all of the Camping World Entities, the Administrative Agent, the First Lien Administrative Agent and the Camping World Purchasers, as such agreement may be amended, supplemented or otherwise modified from time to time, in form and substance satisfactory to the Required Purchasers.

“Capital Expenditures” means, for any period, (A) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event minus (B) any Net Cash Payments from a Disposition permitted hereunder (other than a Sale-Leaseback Transaction) reinvested pursuant to Section 2.4(b)(iii) not in excess of the aggregate amount of Capital Expenditures previously made in respect of assets subject to such Disposition.  Notwithstanding the foregoing, the purchase price of any Acquisition shall not be deemed a “Capital Expenditure” for purposes hereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (1) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s, or (c) other cash equivalent investments agreed to from time to time between the Borrower and the First Lien Administrative Agent.

“Cash Interest Expense” means, for any period, the sum, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) all interest in respect of Indebtedness actually paid during such period plus (b) the amount of Restricted Junior Payments made to the Holding Company pursuant to Section 7.6(a) during such period unless such Restricted Junior Payment is made with the proceeds of distributions or other payments made by FRH to CWFR in respect of the FRH Preferred Equity Interest and is subsequently distributed by CWFR to the Borrower plus (c) the net amounts paid in cash under Hedging Agreements during such period including, fees, but excluding legal fees and other similar transaction costs and payments made in cash by reason of the early termination of Hedging Agreements in effect on the Effective Date plus (d) all fees, including letter of credit fees and expenses, paid hereunder after the Effective Date but excluding all fees, commissions and expenses (including reimbursement of legal fees and similar transaction costs) paid on the Effective Date in respect of this Agreement.  Notwithstanding anything contained in the foregoing which may be to the contrary, consent fees, waiver fees, deferred financing costs or intangible assets which are paid or are written off as a consequence of the waiver, amendment, repayment and discharge of Indebtedness shall not be included in Cash Interest Expense.

Notwithstanding the foregoing, if during any period for which Cash Interest Expense is being determined, any Credit Party shall have consummated any Acquisition, then, for all purposes of this Agreement, any Indebtedness incurred in connection with such Acquisition shall be deemed to have incurred on a pro-forma basis, as if such Acquisition had been consummated on the first day of such period and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Notes hereunder on the date of such Acquisition.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (whether or not having the force of law) after the Effective Date or (c) compliance by any Purchaser (or, for purposes of Section 2.14(b), by any lending office of such Purchaser or by such Purchaser’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock and other equity interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all obligations of the Credit Parties hereunder.

“Collateral Documents” means the Holding Company Collateral Documents, the Pledge Agreement, the Security Agreement, the Trademark Security Agreement, the Mortgages and all other agreements, instruments or documents delivered by any Credit Party or Affiliate thereof pursuant to this Agreement or any of the other Note Documents in order to grant to the Administrative Agent a Lien on any real, personal or mixed property of that Credit Party as security for any of its obligations hereunder.

“Commitment” means, with respect to each Note Purchaser, the agreement of such Note Purchaser to purchase Notes hereunder.  The aggregate original amount of the Commitments is $9,716,666.67.

“Compliance Certificate” means a certificate signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.9, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Conforming Leasehold Interest”  means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of the Administrative Agent (which writing has been delivered to the Administrative Agent), whether under terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the form of Landlord Consent and Estoppel approved by the Administrative Agent in its reasonable discretion, which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

“Consolidated Fixed Charges Ratio” means, as at any date, the ratio of (a) the total of (i) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date minus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such period plus (iii) any increase in Deferred Revenues during such period minus (iv) any decrease in Deferred Revenues during such period, to (b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (i) Cash Interest Expense for such period, plus (ii) all regularly scheduled payments of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding (x) any prepayments pursuant to Section 2.4 (y) any Senior Principal Refunding Payments and (z) the Hedging Agreement settlement payment made on the Effective Date in an aggregate amount not to exceed $2,600,000) for such period plus (iii) the aggregate amount paid, or required to be paid (without duplication as between fiscal periods), in cash in respect of income, franchise and other like taxes (excluding real estate taxes) for such period (to the extent not deducted in determining EBITDA for such period) (but excluding any accrued tax liability not paid in cash resulting from the election by the Borrower to be treated as an “S Corporation” under the Code or from the election by the Borrower to treat any of the Guarantors as “Qualified Subchapter S Subsidiaries” under the Code) plus (iv) Permitted Tax Distributions to the extent paid in cash during such period plus (v) any payments in respect of deferred compensation to the extent paid in cash during such period but excluding any payments in respect of Phantom Stock Agreements.

“Consolidated Interest Coverage Ratio” means, as at any date, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, to (b) Cash Interest Expense for such period.

“Consolidated Senior Leverage Ratio” means, as at any date, the ratio of (a) Senior Debt minus cash and Cash Equivalents held by the Credit Parties on such date to the extent such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of $10,000,000 plus cash collateral held by the Issuing Lender (as defined in the First Lien Credit Agreement) pursuant to the terms of the First Lien Credit Agreement to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Total Leverage Ratio” means, as at any date, the ratio of (a) the Indebtedness of the Credit Parties excluding amounts described in clauses (d) and (g) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), including Subordinated Indebtedness, minus cash and Cash Equivalents held by such Credit Parties on such date to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of $10,000,000 plus cash collateral held by the Issuing Lender (as defined in the First Lien Credit Agreement) pursuant to the terms of the First Lien Credit Agreement to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means (a) the Borrower and (b) its Subsidiaries other than CWFR.

“CWFR” means CWFR Capital Corp., a Wholly Owned Subsidiary of CWI, Inc.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Revenues” means that portion of subscription and membership revenues, product and services revenues and publication revenues carried as a liability by any of the Credit Parties on the balance sheet of that Person, which will be recognized as revenue on that Person’s statement of operations in future periods, all as determined in accordance with GAAP.

“Disposition” means any sale, assignment, lease, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any other Person excluding (a) the granting of Liens the granting of Liens to the Administrative Agent on behalf of the Purchasers pursuant to the Collateral Documents, and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral under and as defined in the Collateral Documents pursuant to an exercise of remedies by the Administrative Agent thereunder.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Credit Party in connection with such Disposition.

“EBITDA” means, for any period, operating income for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period plus (to the extent deducted in computing operating income) (a) income, franchise and other like taxes (excluding real estate taxes) expensed during such period, interest, depreciation, amortization and other write-offs of intangible assets such as goodwill and any other non-cash income or charges expensed for such period (including such charges in respect of Phantom Stock Accruals) and (except to the extent received or paid in cash by the Credit Parties) income or loss attributable to equity in Affiliates for such period), excluding from the calculation of such operating income any extraordinary and unusual gains or losses during such period and excluding from the calculation of such operating income the income or loss from any Casualty Events and Dispositions.  Notwithstanding the foregoing which may be to the contrary, amounts accrued or paid as consent fees, waiver fees, deferred financing costs or intangible assets which are written off as a consequence of the waiver, amendment, repayment or discharge of Indebtedness under the Credit Agreement and, commencing with the fiscal year ending December 31, 2009, any costs, expenses or payments made in connection with termination of employees, shall not be deducted in determining operating income, provided, however, that during the term of this Agreement, the aggregate amount (on a cumulative basis) of costs, expenses or payments in connection with the termination of employees not deducted from operating income pursuant to this sentence shall not exceed $1,500,000 in the aggregate.

Notwithstanding the foregoing, if during any period for which EBITDA is being determined, any Credit Party shall have consummated any Acquisition and (if such acquisition is a stock or other equity Acquisition) the company acquired in such Acquisition becomes a Subsidiary in accordance with the provisions of Section 6.10(a) then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis as if such Acquisition had been made or consummated on the first day of such period.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Purchaser or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes or any like taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Purchaser, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Purchaser (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Purchaser at the time such Foreign Purchaser becomes a party to this Agreement or is attributable to such Foreign Purchaser’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Purchaser’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Lien Administrative Agent” means the Administrative Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of June 24, 2003, as amended by the First Amendment to Credit Agreement dated as of February 18, 2004, the Second Amendment to Credit Agreement dated as of June 30, 2004, the Third Amendment to Credit Agreement dated as of November 12, 2004, the Fourth Amendment to Credit Agreement dated as of March 24, 2005, the Fifth Amendment to Credit Agreement dated as of November 13, 2005, the Sixth Amendment to Credit Agreement dated as of March 3, 2006, the Seventh Amendment to Credit Agreement dated as of June 8, 2006, the Eighth Amendment to Credit Agreement dated as of February 27, 2007, the Ninth Amendment to Credit Agreement dated as of September 8, 2008, and the Tenth Amendment to Credit Agreement dated as of the Effective Date among the Borrower, the guarantors party thereto, the First Lien Purchaser, Canadian Imperial Bank of Commerce, as Syndication Agent and Administrative Agent, and General Electric Capital Corporation, as Documentation Agent.

“First Lien Lenders” means the Lenders under the First Lien Credit Agreement.

“First Lien Loan Documents” means, collectively, the First Lien Credit Agreement and each other “Loan Document” as defined in the First Lien Credit Agreement.

“First Lien Loan” means the loans made and letters of credits issued by the First Lien Lenders to the Borrower pursuant to the First Lien Credit Agreement.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Purchaser” means any Purchaser that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRH” means FreedomRoads Holding Company, LLC, a Minnesota limited liability company, all the common equity of which is held by the Stephen Adams Trust and certain minority holders and all the preferred equity of which is held by CWFR.

“FRH Preferred” means the rights and preferences of the preferred membership interest in FRH as adopted by the Board of Governors of FRH on the date of issuance of the Holding Company Notes.

“FRH Preferred Equity Interest” means the membership interest in FRH having the rights and preferences of the FRH Preferred.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and the National Association of Insurance Commissioners.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.1.

“Guarantors” means the Subsidiaries of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Holding Company” means Affinity Group Holding, Inc., a Delaware corporation which holds all the outstanding capital stock of the Borrower.

“Holding Company Collateral Documents” means the Nonrecourse Guaranty and Pledge Agreement executed and delivered by the Holding Company on the Effective Date, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Holding Company Notes” means the Holding Company’s unsecured Senior Notes due 2012 issued pursuant to the Holding Company Notes Indenture in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance of the Holding Company Notes (plus any paid in kind interest) which notes are not guaranteed by any of the Credit Parties.

“Holding Company Notes Indenture” means the Indenture dated as of March 24, 2005 between the Holding Company and The Bank of New York, as Trustee, as supplemented or amended from time to time but excluding any supplement or amendment which increases the interest rate or any premium applicable to the Holding Company Notes, increases the principal amount outstanding of the Holding Company Notes or creates sinking fund or other principal payment or offer to purchase requirements.

“Indebtedness” means, for any Person: without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by Note, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (other than Phantom Stock Accruals), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 120 days of the date the respective goods are delivered or the respective services are rendered; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) obligations under Hedging Agreements (and for purposes hereof, the amount of Indebtedness under a Hedging

Agreement shall be deemed to be equal to the aggregate maximum contingent amount or potential liability under such Hedging Agreement).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Intercreditor Agreement” means the Intercreditor Agreement executed and delivered by the Borrower, Canadian Imperial Bank of Commerce, as First Lien Administrative Agent, and the Purchasers on the Effective Date, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means each Quarterly Date.

“Interest Period” means the period commencing on either (x) the date of a Borrowing and ending on next succeeding Quarterly Date or (y) a Quarterly Date and ending on the next Succeeding Quarterly Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, Note or other extension of credit to, or for the benefit of, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, Note or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures and Acquisitions shall not be deemed “Investments” for purposes hereof.

“IP Collateral” means, collectively, the Collateral under the Trademark Security Agreement.

“KEYSOP Plan” means the AGI Holding Corp. Key Employee Security Plan for the benefit of key employees of the Credit Parties.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation Payment” has the meaning given to that term in the FRH Preferred and includes any payment made on account of the FRH Preferred Equity Interest as a result of a redemption made pursuant to Section 5 of the FRH Preferred.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets (including intangible assets), operations or condition (financial or otherwise), of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or the other Note Documents or (c) the rights of or benefits available to the Administrative Agent and the Purchasers under this Agreement and the other Note Documents.

“Material Indebtedness” means Indebtedness (other than the Notes), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in an aggregate principal amount exceeding $1,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property which is of material value as Collateral or of material importance to the operations of the Credit Parties after weighing the value of such property as additional Collateral against the costs and expenses associated with satisfying the requirements of Section 6.13.

“Maturity Date” means July 31, 2010.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, collateral assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in such form as may be approved by the Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local practices, (ii) or at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including Effective Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(i)            with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by any Credit Party in respect of such Casualty Event net of (A) reasonable expenses incurred by any Credit Party in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by any Credit Party in respect of such Casualty Event;

(ii)           with respect to any Disposition, the aggregate amount of all cash payments received by any Credit Party directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments); provided that

(A)          Net Cash Payments shall be net of (I) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by any Credit Party in connection with such Disposition and (II) any Federal, state and local income or other taxes estimated to be payable by any Credit Party as a result of such Disposition, but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within twelve months of the date of such Disposition; and

(B)           Net Cash Payments shall be net of any repayments by any Credit Party of Indebtedness to the extent that (I) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (II) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(iii)          with respect to any offering of debt or equity securities, the aggregate amount of all cash proceeds received by any Credit Party therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“Non-Financed Capital Expenditures” means, for any period, all Capital Expenditures made during such period that have not been funded with the proceeds of purchase money financing (including, without limitations, capital leases) other than the proceeds of the Notes.

“Note Documents” means this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement, and any other instruments or documents delivered or to be delivered by any Credit Party or Affiliate thereof from time to time pursuant to this Agreement.

“Notes” means the notes issued pursuant to this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Note Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Parent” means AGI Holding Corp., a Delaware corporation which holds all the outstanding capital stock of the Holding Company.

“Paying Agent” shall have the meaning set forth in the Holding Company Notes Indenture.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“Permitted Tax Distributions” means, for so long as the Borrower is an “S corporation” or a substantially similar pass-through entity for federal income tax purposes, distributions to the Holding Company (or any successor entity or other entity that owns, directly or indirectly, all of the outstanding common stock of the Borrower) in respect of any fiscal year equal to the amount based on reasonable estimates, of federal, state and local income taxes that the Borrower would be required to pay with respect to such fiscal year calculated as if, for such fiscal year, the Borrower were treated as a “C corporation” domiciled in the State of California rather than as an “S corporation”, and assuming further, solely for the purpose of the tax calculation herein, that any and all Restricted Junior Payments made by the Borrower pursuant to Section 7.6(a)(i) or the interest component of any and all Restricted Junior Payments made by the Borrower pursuant to Section 7.6(a)(iii)(A) shall be deemed to be payments of interest by the Borrower (for avoidance of doubt, any amounts accrued in respect of interest on the Holding Company Notes (but not paid in cash) shall not be treated as payable by the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Stock Accruals” means the amounts shown as liabilities in the Borrower’s general ledger account captions “Deferred Phantom Compensation” to the extent (i) such general ledger account is kept and adjusted in the ordinary course of business and in accordance with GAAP and the Borrower’s past practices, and (ii) such deferred compensation is payable under “phantom stock agreements” between a Credit Party and key employees of such Credit Party entered into in the ordinary course of business and in accordance with the Borrower’s practices prior to the effective date thereof, in substantially the form of the phantom stock agreements in existence on the Effective Date, or in such other form as shall be approved by the Administrative Agent.

“Phantom Stock Agreements” means the phantom stock agreements referred to in the definition of Phantom Stock Accruals and described in Schedule 4.14 annexed hereto.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement executed and delivered by all of the Credit Parties on the Effective Date and thereafter in accordance with Section 6.10, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Purchasers” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Quarterly Dates” means the last Business Day of each fiscal quarter of the Credit Parties, the first of which shall be the first such day after the Effective Date of this Agreement.

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest then owned by any Credit Party in any real property.

“Register” has the meaning assigned to such term in Section 10.4(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Retail Sale-Leaseback Proceeds” means the proceeds received after the Effective Date by the Credit Parties (net of all transactional and related expenses) in any Sale-Leaseback Transaction involving a Camping World retail outlet or distribution center (excluding any retail outlet or distribution center if the costs for the construction of a structure on such property (including costs of the common building systems) were not funded with Capital Expenditures incurred by the Credit Parties) acquired or constructed by any such party after the Effective Date by the Credit Parties, but only to the extent such proceeds do not exceed the aggregate amount of Capital Expenditures incurred for the purpose of building out such store.

“Required Purchasers” means, at any time, Purchasers having Notes representing more than 50% of the sum of the total Notes at such time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Credit Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Credit Party now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Sale-Leaseback Transactions” means any sales or transfers of any real or tangible personal property owned by any Person in order to lease such property for substantially the same purpose as the property being sold or transferred; provided that such sale or transfer is at fair market value and such lease is at fair rental value.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 6.1(a).

“Security Agreement” means the Security Agreement executed and delivered by all of the Credit Parties on the Effective Date and thereafter in accordance with Section 6.10, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Debt” means the Indebtedness of the Credit Parties as described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), excluding any Subordinated Indebtedness.

“Senior Principal Refunding Payment” has the meaning assigned to such term in the First Lien Credit Agreement.

“Senior Subordinated Notes” means the Borrower’s 9.00% Senior Subordinated Notes due 2012, including any Additional Notes and Exchange Notes (as each such term is defined in the Senior Subordinated Note Indenture) with an aggregate initial principal amount equal to $200,000,000, in each case as issued pursuant to the Senior Subordinated Note Indenture, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

“Senior Subordinated Note Indenture” means that certain Indenture dated as of February 18, 2004 among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

“Subordinated Indebtedness” means (a) the Senior Subordinated Notes and (b) any Indebtedness of any Credit Party which matures in its entirety later than the Notes and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and to such Credit Party’s other obligations to the Purchasers hereunder by provisions reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Trademark Security Agreement” means the Trademark Security Agreement executed and delivered by all of Credit Parties on the Effective Date and thereafter in accordance with Section 6.10, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Note Documents to which it is a party, the issuance of the Notes and the use of the proceeds thereof and (b) with respect to any Credit Party (other than the Borrower), the execution, delivery and performance by such Credit Party of the Basic Documents to which it is a party.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. dollars” or “$” refers to lawful money of the United States of America.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the difference between the aggregate current assets and the aggregate current liabilities (excluding current maturities of long term Indebtedness, the current portion of Deferred Revenues and the current portion of deferred tax assets and deferred tax liabilities) of the Credit Parties at such date (determined on a consolidated basis without duplication in accordance with GAAP).

1.2           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in Articles VI and VII in respect of the affirmative and negative covenants to be performed by the Credit Parties shall be interpreted to mean, with respect to Article VI, that the Borrower will, and will cause each of its Subsidiaries to comply with such covenant, and, with respect to Article VII, that the Borrower will not, and will not permit any of its Subsidiaries to, violate such covenant.

1.3           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
Purchase of Notes

2.1           Funding.  On the Effective Date, the Borrower will borrow, and the Purchasers will lend to the Borrower, the aggregate principal sum of $9,716,666.67.  All such indebtedness shall be evidenced by, and is to be repaid according to the terms of, one or more Notes.  The entire principal sum of $9,716,666.67 will be advanced on the Effective Date.

2.2           Repayment of Notes.  All unpaid principal amounts and accrued and unpaid interest under the Notes, and all other Obligations of the Borrower to the Purchasers due and owing hereunder shall be paid upon the earliest of (a) the date of acceleration of the Notes pursuant to Article VII, (b) the date of redemption pursuant to this Article II and (c) the Maturity Date.

2.3           Interest on the Notes.  The Notes shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at nine percent (9.0%) per annum (the “Interest Rate”) and interest shall be payable in accordance with, the Notes.

2.4           Prepayment of the Notes.

(a)           Optional Prepayments.  At any time following the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section 2.4; provided that each prepayment in respect of the Notes shall be in an amount that is at least equal to $1,000,000 or any greater multiple of $500,000.

(b)           Mandatory Prepayments.  At any time following the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement), subject to the provisions of subsection (i) below, the Borrower shall make prepayments of the Notes hereunder as follows:

(i)            Casualty Events.  Upon the date 90 days following the receipt by any Credit Party of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of any Credit Party (or upon such earlier date as such Credit Party, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Notes in an aggregate amount, if any, equal to 100% of the Net Cash Payments from such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such property (it being understood that if Net Cash Payments committed to be applied are not in fact applied within twelve months of the respective Casualty Event, then such proceeds shall be applied to the prepayment of Notes as provided in this subsection (i)

at the expiration of such twelve-month period), such prepayment and reduction to be effected in each case in the manner and to the extent specified in Section 2.4(c).

(ii)           Offering of Debt or Equity.  Without limiting the obligation of the Borrower to obtain the consent of the Required Purchasers to any incurrence of Indebtedness or sale of securities not otherwise permitted hereunder, the Borrower agrees, on or prior to the closing of any sale of debt or equity securities by any Credit Party after the Effective Date, to deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such sale of securities that will (on the date of such sale of securities) be received by any Credit Party in cash and the Borrower will prepay the Notes hereunder, upon the date of such sale of securities, in an aggregate amount equal to (x) in the case of a sale of equity securities, 50% of the actual amount of the Net Cash Payments of such sale of equity securities received by any Credit Party in an aggregate amount in excess of $10,000,000 in any fiscal year, and (y) in the case of the incurrence of Indebtedness (other than Indebtedness incurred under Section 7.1(f)), 100% of the actual amount of the Net Cash Payments of such incurrence of Indebtedness received by any Credit Party, in each case, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.4(c); provided that, notwithstanding the foregoing (q) in the event any Credit Party receives Net Cash Payments from the incurrence of Senior Subordinated Notes, the amount of the Notes required to be prepaid pursuant to this Section 2.4(b)(ii) shall be equal to the Holding Company Notes Borrower Refinancing Payment and (r) in the event the Holding Company receives Net Cash Payments from the incurrence of Holding Company Notes Refinancing Indebtedness, the amount of the Notes required to be prepaid pursuant to this Section 2.4(b)(ii) shall be equal to the Holding Company Notes Refinancing Payment.  Notwithstanding the foregoing to the contrary, upon the consummation of the Camping World Financing, the Borrower shall make a Senior Principal Refunding Payment (as defined in the First Lien Credit Agreement) on principal amount of the Notes hereunder in an aggregate amount not less than the greater of $18,500,000 or the Net Cash Payments of the Camping World Financing.

(iii)          Sale of Assets.  Without limiting the obligation of the Borrower to obtain the consent of the Required Purchasers to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition (other than a Sale-Leaseback Transaction) by any Credit Party, to deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of such Disposition) be received by any Credit Party in cash, indicating on such certificate, whether the Borrower intends to reinvest such Net Cash Payments or will be prepaying the Notes, as hereinafter provided, and the Borrower will be obligated to either (A) reinvest such Net Cash Payments within 180 days after receipt (or, if within such 180 day period the Borrower or any Credit Party enters into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) into assets used in a line of business permitted hereunder or (B) prepay the Notes hereunder as follows:

(x)            upon the date of such Disposition, or on the date (the “Reinvestment Date”) which is 180 days after such date (or such longer period not to exceed 365 days as contemplated by contracts related to the reinvestment of such Net Cash Payments) if the Borrower had indicated on the certificate delivered as hereinabove required that it intended to reinvest the Net Cash Payments of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments, to the extent received by any Credit Party in cash on the date of such Disposition or, if applicable, the Reinvestment Date to the extent of any Net Cash Payments not so reinvested; and

(y)           thereafter, quarterly, on the date of the delivery by the Borrower to the Administrative Agent pursuant to Section 6.1 of the financial statements for any quarterly fiscal period or fiscal year, to the extent any Credit Party shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Payments minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (C) any other adjustment received or paid by any Credit Party pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments; provided that if prior to the date upon which the Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period the aggregate amount of such Net Cash Payments (after giving effect to the adjustments provided for in this clause (y)) shall exceed $4,000,000, then the Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.

Prepayments of Notes shall be effected in each case in the manner and to the extent specified in Section 2.4(c); provided that if at the time of any such Disposition an Event of Default shall have occurred and be continuing, the Credit Parties shall not have the right to reinvest any Net Cash Payments and shall instead prepay the Notes by 100% of the amount of Net Cash Payments received from such Disposition.

Anything herein to the contrary notwithstanding, except as provided in the succeeding sentence, the Borrower shall not be required to make any prepayment pursuant to this clause (iii) with respect to the first $10,000,000 of Net Cash Payments from any Disposition which are not reinvested pursuant to this clause (iii).  Notwithstanding the preceding sentence or anything herein to the contrary if and to the extent that any Net Cash Payments would otherwise be required to be used to repay the Senior Subordinated Notes or the Holding Company Notes or purchase or repurchase any notes issued under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture, the Borrower shall prepay the Notes as provided in clause (B) above.

(c)           Application. In the event of any mandatory prepayment of Notes pursuant to subsections (b)(i) through (b)(iii) of this Section 2.4, the proceeds of such prepayment shall be applied in payment of the Notes on a pro rata basis.

(d)           Notification of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York, New York time, three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.

2.5           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Administrative Agent or any Purchaser (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Purchaser, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) paid or payable by the Administrative Agent or such Purchaser, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Purchaser, or by the Administrative Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

2.6           Payments Generally: Pro Rata Treatment; Sharing of Set-Offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or under Section 2.5 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Purchaser pursuant to the wire transfer instructions provided to the Borrower on the date of this Agreement or as otherwise provided from time to time by written notice to the Borrower.

ARTICLE III

Guarantee by Guarantors

3.1           The Guarantee.  Each Guarantor hereby jointly and severally guarantees to each Purchaser and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes made by the Purchasers to the Borrower and all other amounts from time to time owing to the Purchasers or the Administrative Agent by the Borrower hereunder or under any other Note Document, and all obligations of the Borrower to any Purchaser under any Hedging Agreement or arising from or related to cash management services, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2           Obligations Unconditional.  The obligations of each Guarantor under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Note Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions hereof or of the other Note Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Note Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent or any Purchaser or Purchasers as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Purchaser exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Note Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.3           Reinstatement.  The obligations of each Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4           Subrogation.  Each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article III and further agrees with the Borrower for the benefit of each of its creditors (including, each Purchaser and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.

3.5           Remedies.  Each Guarantor agrees that, as between such Guarantor and the Purchasers, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.1.

3.6           Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article III constitutes an instrument for the payment of money, and consents and agrees that any Purchaser or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7           Continuing Guarantee.  The guarantee in this Article III is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

3.8           Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Credit Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Note Documents) of all of the Credit Parties, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

3.9           General Limitation on Guarantee Obligations.  In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Purchaser, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

Representations and Warranties

Each of the Credit Parties represents and warrants to the Purchasers and the Administrative Agent, as to itself and each other Credit Party, that:

4.1           Organization; Powers.  Each Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Credit Party has all requisite power and authority under its organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2           Authorization; Enforceability.  The Transactions are within the corporate power of each Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of such Credit Party.  This Agreement, the Collateral Documents, and the other Note Documents have been duly authorized, executed and delivered by each Credit Party that is a party thereto and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) except for the Liens created by the Collateral Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

4.4           Financial Condition; No Material Adverse Change

(a)           The Borrower shall have delivered to the Purchasers the following financial statements:

(i)            the audited consolidated balance sheet and statements of earnings (loss), stockholders’ deficit and cash flows of the Holding Company and its Subsidiaries as of and for the fiscal year ended December 31, 2008, accompanied by an opinion of Ernst & Young LLP, independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); and

(ii)           the unaudited consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for the month most recently ended and for which monthly financial statements are available and for the period ending as of the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year).

Such financial statements present fairly, in all material respects, the respective actual consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited statements.

(b)           None of the Credit Parties has on the date of this Agreement any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets referred to above or as otherwise expressly provided in this Agreement or the financial statements described in this Section 4.4.

4.5           Properties

(a)           Each of the Credit Parties has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its real and personal property material to its business.

(b)           Each of the Credit Parties owns, or is licensed to use, all trademarks, service marks, tradenames, copyrights, patents and other intellectual property (“Proprietary Rights”) material to its business, and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All registered trademarks, service marks, copyrights and patents, together with the domain names, web sites, and web site registrations which are owned by or licensed to any Credit Party, are listed on Schedule 4.5 annexed hereto (collectively “Registered Rights”).  Except as set forth on Schedule 4.5 annexed hereto, all of the Registered Rights have been duly registered in, filed in or issued by the PTO, a domain name registrar or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable, except where the failure to so register, file, maintain or renew would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Effective Date, Schedule 4.5 annexed hereto contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Expect as specified in Schedule 4.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower has no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6           Litigation and Environmental Matters

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Basic Documents or the Transactions.

(b)           Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any

Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law or (iv) knows of any basis for any Environmental Liability.

4.7           Compliance with Laws and Agreements.  Each of the Credit Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8           Investment and Holding Company Status.  No Credit Party nor any of their respective Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

4.9           Taxes.  Each of the Credit Parties and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.  No Credit Party has a present intention to terminate any Plan.

4.11         Disclosure.  As of the Effective Date to the Credit Parties have disclosed to each Purchaser and the Administrative Agent, all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to any Credit Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The senior management structure of the Borrower is as set forth on Schedule 4.11 annexed hereto.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Credit Parties to the Administrative Agent or any Purchaser in connection with the negotiation, preparation or delivery of this Agreement and the other Note Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the Credit Parties to the Administrative Agent and the Purchasers in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Purchasers for use in connection with the transactions contemplated hereby or thereby.

4.12         Capitalization.  As of the Effective Date, the capital structure and ownership of the Borrower are correctly described in Schedule 4.12.  The issued and outstanding capital stock of the Borrower is duly and validly issued and outstanding, fully paid and nonassessable.  Except as set forth in Schedule 4.12, there are no outstanding Equity Rights with respect to the Borrower and there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of any Credit Party nor are there any outstanding obligations of the any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the any Credit Party.

4.13         Subsidiaries

(a)           Set forth in Schedule 4.13 is a complete and correct list of all of the Subsidiaries of the Credit Parties as of the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 4.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Collateral Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Except as set forth in Schedule 4.13, as of the date of this Agreement, none of the Subsidiaries of the Borrower is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.8, other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

4.14         Material Indebtedness, Liens and Agreements

(a)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed)

$1,500,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described in Schedule 4.14.

(b)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 4.14.

(c)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

(d)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Phantom Stock Agreement and each other contract and arrangement between  any Credit Party and its senior managers.

True and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto.  All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms.  The Credit Parties are not in default under any such agreements.

4.15         Holding Company Notes Indenture; Senior Subordinated Notes Indenture.  The Holding Company Notes Indenture is in full force and effect, without amendment (other than the Supplemental Indentures described in the definition thereof).  All obligations of the Credit Parties hereunder and under the other Note Documents and the obligations of the Holding Company under the Holding Company Collateral Documents are permitted to be incurred under the Holding Company Notes Indenture.  The Senior Subordinated Notes Indenture is in full force and effect, without amendment (other than the Supplemental Indentures described in the definition thereof).  All obligations of the Credit Parties hereunder and under the other Note Documents and the obligations of the Holding Company under the Holding Company Collateral Documents are permitted to be incurred under the Senior Subordinated Notes Indenture.

4.16         Federal Reserve Regulations.  No Credit Party nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).  The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

4.17         Burdensome Restrictions.  No Credit Party is a party to or otherwise bound by any indenture, Note or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a Material Adverse Effect.

4.18         Force Majeure.  Since the date of the most recent financial statements referred to in Section 4.4(a)(i) to the Effective Date, the business, properties and other assets of the Credit Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

4.19         Labor and Employment Matters.

(a)   As of the date of this Agreement, except as set forth on Schedule 4.19, (A) no employee of any Credit Party is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee; (B) there are no pending or, to the Borrower’s knowledge, threatened representation campaigns, elections or proceedings; (C) no Credit Party has any knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof; and (D) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice, in each case except where such occurrence would not reasonably be expected to have a Material Adverse Effect.

(b)   As of the date of this Agreement, Schedule 4.19 sets forth all material employment contracts for members of senior management of the Credit Parties under which any Credit Party thereof has any obligations to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice).

(c)   Except as set forth on Schedule 4.19, each Credit Party has at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(d)   Except as set forth on Schedule 4.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

4.20         Senior Indebtedness.  The obligations of the Credit Parties hereunder and under the other Note Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Indenture.  The subordination provisions of the Senior Subordinated Note Indenture are enforceable by each Purchaser and each other holder of any obligations of the Credit Parties under the Note Documents in accordance with their terms.

4.21         Tenth Amendment to First Lien Credit Agreement.  The representations and warranties of the Credit Parties contained in the Tenth Amendment to the First Lien Credit Agreement dated as of the date hereof are true, correct and complete in all material respects.

ARTICLE V

Conditions

5.1           Effective Date.  The obligations of the Purchasers to purchase the Notes hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with the Intercreditor Agreement):

(a)           Counterparts of Agreement.  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Notes.  The Administrative Agent shall have received for each Purchaser a duly completed and executed promissory note for such Purchaser.

(c)           Bond Purchase Agreement.  The Borrower and the Purchasers shall have executed and delivered a Bond Purchase Agreement (the “Bond Purchase Agreement”) dated as of the Effective Date pursuant to which the Borrower shall purchase from the Purchasers and the Purchasers shall sell to the Company the Senior Subordinated Notes held by the Purchasers.

(d)           Tenth Amendment to First Lien Credit Agreement.  The Tenth Amendment to the First Lien Credit Agreement shall have been executed by the parties thereto and shall have become effective simultaneously with the effectiveness of this Agreement.

(e)           Security Interests.  The Administrative Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Administrative Agent, desirable in order to create in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and (upon such filing and recording) perfected security interest (second in priority only to the security interests in respect of the First Lien Credit Agreement) in the entire personal and mixed property Collateral such that the obligations of the Credit Parties hereunder are secured by all of the collateral securing the obligations of the Credit Parties under the First Lien Credit Agreement and those security interests which can be perfected prior to the satisfaction of the obligations under the First Lien Credit Agreement are so perfected on the Effective Date or as otherwise agreed by the Administrative Agent on or prior to such date.

(f)            Intercreditor Agreement.  Each of the parties to the Intercreditor Agreement shall have executed and delivered to the Administrative Agent its counterpart of the Intercreditor Agreement.

(g)           Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or any Purchaser shall have reasonably requested.

(h)           Fees.  The Borrower shall have paid the fees and out-of-pocket expenses of Special Counsel to the Administrative Agent and the Purchasers as set forth in Section 10.3(a) hereof.

ARTICLE VI

Affirmative Covenants

Until all of the Commitments have expired or been terminated and the principal of and interest on each Note and all fees payable hereunder shall have been paid in full, each of the Credit Parties covenants and agrees with the Purchasers that:

6.1           Financial Statements and Other Information.  The Credit Parties will furnish to the Administrative Agent and each Purchaser:

(a)           as soon as available, but in any event no later than the earlier of (x) 100 days after the end of each fiscal year of the Credit Parties and (y) earlier of the date the Holding Company’s or the Borrower’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)            consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such fiscal year and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year,

(ii)           an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Section 7.9, insofar as such Section relates to accounting matters,

(iii)          a certificate of a Financial Officer of the Borrower stating that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance GAAP consistently applied, as at the end of, and for, such fiscal year, and

(iv)          to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Credit Parties on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b)           as soon as available but in any event no later than the earlier of (x) 50 days after the end of each of the first three fiscal quarters of the Credit Parties and (y) earlier of the date the Holding Company’s or the Borrower’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)            consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period and for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),

(ii)           a certificate of a Financial Officer of the Borrower, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties and that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes), and

(iii)          to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to the Sarbanes—Oxley Act and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available and in any event within 35 days after the end of each month, internally prepared financial statements consisting of consolidated and consolidating statements of income, and cash flows of the Credit Parties for such month and for the period from the beginning of the current fiscal year to the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such month setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period;

(d)           concurrently with any delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)            as soon as available and in any event within 35 days after the beginning of the fiscal year of the Borrower, consolidated and consolidating statements of forecasted income for the Credit Parties for each fiscal month in such fiscal year and a forecasted consolidated and consolidating balance sheets of the Credit Parties, together with supporting assumptions which were reasonable when made, as at the end of each fiscal month, all prepared in good faith in reasonable detail and consistent with the Borrower’s and the Borrower’s past practices in preparing projections and otherwise reasonably satisfactory in scope to the Administrative Agent;

(g)           promptly after the same become publicly available, copies of all registration statements, regular periodic and other reports and statements filed by the Holding Company or any Credit Party with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases by the Holding Company or any Credit Party;

(h)           promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy or information statements so mailed;

(i)            promptly upon the Administrative Agent’s request, for each publication for which audits are regularly prepared by any Credit Party (i) audits of the magazine subscriptions for each of the publications of the Credit Parties as of December 31 and June 30 each year performed by either Audit Bureau of Circulations or Business Publications Audit of Circulation, Inc. and (ii) audits of the membership subscriptions for the Credit Parties as of December 31 and June 30 each year;

(j)            promptly upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent tapes, disks or other storage media containing the then-current subscription and membership lists and other data bases maintained by each of the Credit Parties, together with the technical specifications for how to read such information, all in form reasonably satisfactory to the Administrative Agent which may include the requirement that the Borrower request that each of its and its Subsidiaries’ fulfillment houses furnish such information regarding the Credit Parties’ subscription lists as are maintained by such fulfillment houses; provided, however, that the Administrative Agent shall not divulge such information to any Person prior to the occurrence of an Event of Default; provided, further however, that after the occurrence and during the continuation of an Event of Default, the Administrative Agent may use that information for any lawful purpose (including a sale of one or more data bases), provided that the Administrative Agent acts in a commercially reasonable fashion in making such use, but the Administrative Agent shall have no obligation to make any such use of such information unless directed to do so by the Required Purchasers;

(k)           promptly after delivery of the same to the Paying Agent, copies of all notices of redemption, payment instructions, officer’s certificates, and other similar documents delivered to the Paying Agent under the Holding Company Notes Indenture in connection with any redemption of Holding Company Notes; and

(l)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Purchaser may reasonably request.

6.2           Notices of Material Events.  The Credit Parties will furnish to the Administrative Agent and each Purchaser prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $100,000; and

(d)           the occurrence of any event of default or termination under any Sale-Leaseback Agreement between a Credit Party and AGRP Holding Corp. or any of its Subsidiaries;

(e)           the occurrence of any event of default or termination under any instrument, agreement or mortgage between AGRP Holding Corp. or any of its Subsidiaries and CIBC Inc. in connection with any loan secured by a mortgage on property leased or used by any Credit Party; and

(f)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(g)           the occurrence of any default under the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture or the receipt of any notice delivered by the trustee pursuant to the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture (and a copy of such notice shall be delivered to the Administrative Agent).

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3           Existence; Conduct of Business.  The Credit Parties will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. No Credit Party shall change its corporate, partnership or limited liability company form or jurisdiction of organization without the written consent of the Required Purchasers or the Administrative Agent on their behalf, which consent shall not be unreasonably withheld; provided that such consent shall be predicated upon such amendments to the Note Documents as shall be necessary to reflect such change.  The foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.

6.4           Payment of Obligations.  Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5           Maintenance of Properties; Insurance.  The Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including media perils insurance. Without limiting the generality of the foregoing, the Credit Parties will (i) maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property in amounts approved by the

Administrative Agent, or provide evidence acceptable to the Administrative Agent that such insurance is not available, (ii) maintain or cause to be maintained replacement value casualty insurance on the Collateral and media perils insurance under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Administrative Agent in its commercially reasonable judgment.  At such time as the First Lien Lenders have been paid in full, each such policy of insurance shall (x) name the Administrative Agent for the benefit of the Purchasers as an additional insured thereunder as its interests may appear and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Administrative Agent for the benefit of the Purchasers as the loss payee thereunder for any covered loss in an amount not less than $1,000,000 per occurrence, with “umbrella” coverage in an aggregate amount not less than $25,000,000 and provides for at least 30 days prior written notice to the Administrative Agent of any modifications or cancellation of such policy.

6.6           Books and Records; Inspection Rights.  The Credit Parties will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Credit Parties will permit any representatives designated by the Administrative Agent or any Purchaser, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Borrower, in consultation with the Administrative Agent, will arrange for a meeting to be held at least once every year with the Purchasers hereunder at which the business and operations of the Credit Parties are discussed.

6.7           Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 7 hereof, the Credit Parties (other than Camping World) will not change the last day of their fiscal year from December 31 of each year, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively, except that Camping World may have a fiscal year which ends on the Sunday closest to December 31 of each calendar year and such fiscal year shall consist of four thirteen-week fiscal quarters.

6.8           Compliance with Laws.  The Credit Parties will comply with (i) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (ii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9           Use of Proceeds.  The proceeds of the Notes will be used solely to conclude the transactions contemplated under the Bond Purchase Agreement.

6.10         Certain Obligations Respecting Subsidiaries and Collateral Security

(a)           Additional Subsidiaries.  In the event that any Credit Party shall form or acquire any new Subsidiary after the date hereof, such Credit Party  will, and will cause each of its Subsidiaries to, cause such new Subsidiary within five Business Days of such formation or acquisition:

(i)            to execute and deliver to the Administrative Agent the following documents: (1) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Guarantor” hereunder), (2) a counterpart to the Pledge Agreement, (3) a counterpart to the Security Agreement, (4) a counterpart to the Trademark Security Agreement and (5) Mortgages and such other instruments documents and agreements as may be required by the Administrative Agent; and

(ii)           to take such action (including delivering such shares of stock and such UCC financing statements) as shall be necessary to create and perfect valid and enforceable Liens consistent with the provisions of the applicable Collateral Documents, second in priority only to the security interests in respect of the First Lien Credit Agreement and, with respect to the Camping World Entities, subject to the Liens securing the Camping World Credit Facility; and

(iii)          to deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Subsidiary pursuant to Section 5.1 upon the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)           Ownership of Subsidiaries.  No Credit Party shall sell, transfer or otherwise dispose of any shares of stock in any Subsidiary owned by it, nor permit any Subsidiary to issue any shares of stock of any class whatsoever to any Person other than to a Credit Party.  The Credit Parties will take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by it in any Subsidiary on the Effective Date (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party.  In the event that any additional shares of stock shall be issued by any Credit Party, the respective holder of such shares of stock shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

6.11         ERISA.  The Credit Parties will maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the

Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

6.12         Environmental Matters; Reporting.  The Credit Parties will observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole.  The Borrower will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Credit Party and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Credit Party which are material to the operations of such Credit Party, or (b) which will or threatens to impose a material liability on such Credit Party to any Person or which will require a material expenditure by such Credit Party to cure any alleged problem or violation.

6.13         Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral

(a)           If any Credit Party acquires any Material Leasehold Property, the Borrower shall, or shall cause such Subsidiary to, use its best efforts (without requiring such Credit Party to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord’s out-of-pockets costs, including attorneys’ fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

(b)           From and after the Effective Date, in the event that (i) any Credit Party acquires any fee interest in real property having a fair market value in excess of $1,000,000 or any Material Leasehold Property, or the Administrative Agent determines in its sole discretion to place a Mortgage on any Real Property Asset having a fair market value in excess of $1,000,000 owned on the Effective Date by any Credit Party if a Mortgage was not placed on any such Real Property Asset as of the Effective Date, or (ii) at the time any Person becomes a Subsidiary, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbering of which requires the consent of any applicable lessor or (in the case of clause (ii) above) any then-existing senior lienholder, where the Credit Parties are unable to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a “Additional Mortgaged Property”), such Credit Party shall deliver to the Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property, the following:

(i)            Additional Mortgages.  A fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such Additional Mortgaged Property;

(ii)           Surveys.  With respect to each Additional Mortgaged Property, copies of all existing surveys, surveyors certificates and such additional surveys or surveyor certificates as the Administrative Agent may reasonably require;

(iii)          Recorded Leasehold Interests.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, copies of all leases between any Credit Party and any landlord or tenant;

(iv)          Landlord Consents and Estoppels.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(v)           Matters Relating to Flood Hazard Properties.  (A) Evidence as to whether any Additional Mortgaged Property is a Flood Hazard Property and (B) if such Additional Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or evidence acceptable to the Administrative Agent that such insurance is not available;

(vi)          Title Insurance.  (A) If required by the Administrative Agent, ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Additional Mortgage Policies”) issued by the Title Company with respect to the Additional Mortgaged Property, in an amount satisfactory to the Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, each such Additional Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that such Additional Mortgage creates a valid and enforceable mortgage Lien on such Additional Mortgaged Property (second in priority only to the mortgage thereon in respect of the First Lien Credit Agreement), subject only to any standard exceptions as may be reasonably acceptable to the Administrative Agent, which Additional Mortgage Policy (I) shall include all endorsements for matters reasonably requested by the Administrative Agent and (II) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; and (B) evidence satisfactory to the Administrative Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

(vii)         Title Reports.  If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent;

(viii)        Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or in the title reports delivered pursuant to Section 6.13(b)(vii);

(ix)           Environmental Audit.  If required by the Administrative Agent, reports and other information in form, scope and substance satisfactory to the Administrative Agent and prepared by environmental consultants satisfactory to the Administrative Agent, concerning any environmental hazards or liabilities to which any Credit Party may be subject with respect to such Additional Mortgaged Property; and

(x)            Opinions of Counsel.  (1) An favorable opinion of counsel (which counsel shall be satisfactory to the Administrative Agent), as to the due authorization, execution and delivery by such Credit Party of such Additional Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) if required by the Administrative Agent, an opinion of counsel (which counsel shall be satisfactory to the Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state and such other matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The Credit Parties will permit an independent real estate appraiser satisfactory to the Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Administrative Agent in its sole discretion).

ARTICLE VII

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Note and all fees payable hereunder have been paid in full, the Credit Parties covenant and agree with the Purchasers that:

7.1           Indebtedness.  No Credit Party will create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness of the Borrower pursuant to the First Lien Loan Documents in respect of the First Lien Loan in an aggregate amount which does not exceed the Cap Amount (as defined in the Intercreditor Agreement) at any one time outstanding, including any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof and that is subject to the Intercreditor Agreement;

(c)           Indebtedness existing on the date hereof as set forth in Schedule 4.14 and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(d)           Indebtedness of any Credit Party to any other Credit Party; provided that, after the Effective Date, the aggregate Indebtedness owed by the Camping World Entities to the other Credit Parties plus the aggregate amount of any Investments made by the other Credit Parties in the Camping World Entities after the Effective Date shall not exceed the Investments permitted by Section 7.5(a)(i) and such Indebtedness shall be unsecured and shall only be used for working capital purposes or for capital expenditures in accordance with Section 7.9(e);

(e)           Guarantees by any Credit Party of Indebtedness of any other Credit Party (other than Indebtedness of the Camping World Entities);

(f)            Indebtedness of any Credit Party (determined on a consolidated basis without duplication in accordance with GAAP) in an aggregate principal amount which does not exceed $1,200,000 at any one time outstanding;

(g)           Senior Subordinated Notes in an aggregate principal amount not in excess of the aggregate amount of the Senior Subordinated Notes outstanding on the Effective Date, after giving effect to the issuance of the Notes and the repurchase or exchange of Senior Subordinated Notes with the proceeds thereof;

(h)           Indebtedness of the Camping World Entities under the Camping World Credit Facility unless the Camping World Financing is consummated as an issuance of equity securities;

(i)            To the extent that the Camping World Entities are unable or not permitted to make distributions to the Borrower in amounts necessary to permit the Borrower to make timely Senior Principal Refunding Payments under the terms of the First Lien Loan Documents, unsecured Indebtedness of the Credit Parties to the Adams Parties in an aggregate amount not in excess of $15,000,000 (incurred in two tranches of $7,500,000 on or about of the date of such principal payments); provided such Indebtedness shall be junior and subordinate in right of payment to the obligations to the Purchasers hereunder pursuant to provisions reasonably satisfactory to the Administrative Agent and there will be no principal or interest payments in respect of the such Indebtedness scheduled or required to be paid prior to the date occurring four months after the Maturity Date; and

(j)            Unsecured Indebtedness of the Credit Parties to the Adams Parties equal to the amount of cash interest payments on $16,000,000 in aggregate principal amount of the First Lien Loans; provided such Indebtedness shall be junior and subordinate in right of payment to the obligations to the Purchasers hereunder pursuant to provisions reasonably satisfactory to the Administrative Agent and there will be no principal or interest payments in respect of the such Indebtedness scheduled or required to be paid prior to the date occurring four months after the Maturity Date.

7.2           Liens.  No Credit Party will create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign, sell or transfer any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Collateral Documents;

(b)           any Lien on any property or asset of any Credit Party created under the First Lien Loan Documents;

(c)           any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 4.14,  provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Credit Party in accordance with GAAP;

(e)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;

(f)            pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(g)           deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or interfere with the ordinary conduct of the business of any Credit Party;

(i)            Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letters of credit drawings;

(j)            Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by the proviso to Section 7.1(d) (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of any Credit Party; and

(k)           Liens on the assets of the Camping World Entities securing the Indebtedness described in Section 7.1(h).

7.3           Contingent Liabilities.  No Credit Party will Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           Guarantees of obligations under the First Lien Loan Documents;

(b)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(c)           Guarantees of obligations of any Credit Party by any other Credit Party;

(d)           Guarantees of obligations of any Credit Party (other than any obligation of any of the Camping World Entities) by any other Credit Party and Guarantees by the Camping World Entities of the Indebtedness described in Section 7.1(h); and

(e)           obligations in respect of Letters of Credit.

7.4           Fundamental Changes.  No Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  No Credit Party will acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.5 and Capital Expenditures permitted under Section 7.9(e).  No Credit Party will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property, including leasehold interests, no longer used or useful in its business, (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (z) Sale-Leaseback Transactions to the extent permitted by Section 7.14.

Notwithstanding the foregoing provisions of this Section 7.4:

(a)           any Subsidiary (other than any Camping World Entity) may be merged or consolidated with or into any other Subsidiary (other than any Camping World Entity) or into the Borrower; provided that if any such transaction shall be between a

Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b)           any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Subsidiary (other than any Camping World Entity) that is a Wholly Owned Subsidiary of the Borrower;

(c)           the capital stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any Subsidiary that is a Wholly Owned Subsidiary of the Borrower (other than any Camping World Entity); and

(d)           any Camping World Entity may be merged or consolidated with or into any other Camping World Entity.

7.5           Investments; Hedging Agreements.

(a)           No Credit Party will make or permit to remain outstanding any Investment, except:

(i)    Investments by any Credit Party in any other Credit Party (after the Effective Date, other than a Camping World Entity), advances by any Credit Party to any other Credit Party (after the Effective Date, other than a Camping World Entity), in the ordinary course of business and capital contributions by any Credit Party to any other Credit Party (after the Effective Date, other than a Camping World Entity), and after the Effective Date if and to the extent that the Camping World Entities do not have in sufficient cash and availability under the Camping World Credit Facility or otherwise to fund their working capital needs in the reasonable business judgment of the Camping World board of directors or to fund capital expenditures in accordance with Section 7.9(e), Investments by the Borrower in the Camping World Entities (including any Indebtedness to the Borrower permitted to be incurred under Section 7.1(h)) not in excess of $3,000,000, such Investments to be utilized only for working capital purposes or for capital expenditures in accordance with Section 7.9(e);

(ii)           Permitted Investments;

(iii)          Deposit and operating accounts;

(iv)          Investments represented by accounts receivable created or acquired in the ordinary course of business;

(v)           Advances to employees in the ordinary course of business not exceeding $2,400,000 in the aggregate at any one time outstanding;

(vi)          Additional Investments in an aggregate amount not in excess of $4,800,000 at any one time outstanding; and

(vii)         Investments in addition to the foregoing made prior to the date hereof and set forth in Schedule 7.5 annexed hereto; and

(viii)        The Investment by CWI, Inc. on or about the date of issuance of the Holding Company Notes in the equity capital of CWFR in an aggregate amount equal to the amount of the proceeds of the capital contribution made to the Borrower by the Holding Company on the date of issuance of the Holding Company Notes.

(b)           From and after the Effective Date, no Credit Party will enter into any Hedging Agreement.

7.6           Restricted Junior Payments.  No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that

(a)   so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the Permitted Tax Distributions,

(b)   so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to the Holding Company in an aggregate amount not in excess of $100,000 in any fiscal year to provide funds to the Holding Company to pay administrative expenses and costs of registration of the Holding Company Notes, and

(c)   so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments in amounts equal to the cash interest payments to the holders of the Senior Subordinated Notes in accordance with, and only to the extent required by, the indenture or other document governing such indebtedness;

provided that nothing herein shall be deemed to prohibit the making of any dividend or distribution by a Subsidiary (other than a Camping World Entity) to any other Credit Party and by a Camping World Entity to any other Camping World Entity.

7.7           Transactions with Affiliates.  Except as expressly permitted by this Agreement, no Credit Party will, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)            any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party and receive reasonable compensation for his or her services in such capacity;

(ii)           the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 annexed hereto;

(iii)          the Credit Parties may make payments to the KEYSOP Plan with respect to bonuses or payments under the Phantom Stock Agreements for key employees of the Credit Parties to the extent that such payments are permitted to be made pursuant to the other provisions of this Agreement;

(iv)          the Credit Parties may enter into cost allocation agreements with Camping World RV Sales, Inc. in order to provide for a reasonable allocation of shared overhead and costs, such agreement to be in form and substance satisfactory to the Administrative Agent;

(v)           the Credit Parties may engage in arms-length transactions for fair market value with or for the benefit of Affiliates not in excess of $12,000,000 in any fiscal year in addition to payments and transactions referred to in clauses (i) through (iv) above;

(vi)          CWI may make the Investment permitted by Section 7.5(a)(ix); and

(vii)         Camping World, Inc. may enter into and perform under that certain Joint Venture Agreement dated on or about March 6, 2006 with FRH in the form delivered to the Administrative Agent; provided that all transactions thereunder shall be upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms-length transactions and shall be pursuant to written agreements.

7.8           Restrictive Agreements.  No Credit Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay Notes or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restriction and conditions imposed by the First Lien Loan Documents, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and (vii) the foregoing shall not apply to restrictions and conditions contained in (A) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture, (B) the Holding Company Notes or the Holding Company Notes Indenture, (C) First Lien Loan Documents and (D) the Camping World Credit Agreement.

7.9           Certain Financial Covenants

(a)   Consolidated Fixed Charges Ratio.  The Credit Parties will not permit the Consolidated Fixed Charges Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through September 31, 2009	0.90 to 1.00
From October 1, 2009 through December 31, 2009	0.95 to 1.00
From January 1, 2010 and at all times thereafter	0.98 to 1.00

(b)   Consolidated Total Leverage Ratio.  The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through June 30, 2009	6.90 to 1.00
From July 1, 2009 through September 30, 2009	6.35 to 1.00
From October 1, 2009 and at all times thereafter	6.05 to 1.00

(c)   Consolidated Senior Leverage Ratio. The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through March 31, 2009	2.95 to 1.00
From April 1, 2009 through June 30, 2009	2.90 to 1.00
From July 1, 2009 through September 30, 2009	2.65 to 1.00
From October 1, 2009 and at all times thereafter	2.60 to 1.00

(d)   Consolidated Interest Coverage Ratio.  The Credit Parties will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through March 31, 2009	1.57 to 1.00
From April 1, 2009 through June 30, 2009	1.48 to 1.00
From July 1, 2009 through September 30, 2009	1.44 to 1.00
From October 1, 2009 and at all times thereafter	1.40 to 1.00

For purposes of calculating the financial covenants under Sections 7.9(a) through (d) for the period of four consecutive fiscal quarters ended March 31, 2009, the transactions occurring on the Effective Date (including the issuance of the Notes and the application of the proceeds thereof) shall be deemed to have occurred on the last day of such four fiscal quarter period.

7.10         Capital Expenditures.  The Credit Parties will not permit:

(i)            the aggregate amount of Capital Expenditures to exceed $6,000,000 in any fiscal year; and

(ii)           prior to the consummation of the Camping World Financing, the aggregate amount of Capital Expenditures by the Camping World Entities to exceed $2,400,000 in any fiscal year.

7.11         Lines of Business.  No Credit Party will engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Date, (ii) the rental and sale of recreational vehicles and (iii) such other lines of business as may be consented to by the Required Purchasers.

7.12         Subordinated Indebtedness.  No Credit Party, and no officer or Affiliate of a Credit Party, will purchase, redeem, retire, exchange, or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement, exchange, or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness.  No Credit Party will Guarantee any other Subordinated Indebtedness without the prior consent of the Required Purchasers, except that all of the Persons which are Guarantors hereunder may guaranty the Senior Subordinated Notes, provided that such guarantees are subordinated to the guarantees set forth in Section 3.1 to the same extent as the Senior Subordinated Notes is subordinated to the Notes.

7.13         Modifications of Certain Documents.  No Credit Party will consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Subordinated Indebtedness or any Sale-Leaseback Transaction, without the prior consent of the Required Purchasers.

7.14         Sale-Leaseback Transactions.  No Credit Party will, directly or indirectly, enter into any Sale-Leaseback Transactions without the prior written consent of the Required Purchasers; provided that the Credit Parties may enter into Sale-Leaseback Transactions if the proceeds of such Sale-Leaseback Transactions would constitute Related Retail Sale-Leaseback Proceeds.

7.15         Real Property Leases.  No Credit Party will enter into or maintain any lease of (or other arrangement conveying the right to use) real property, as lessee, if immediately after giving effect thereto, (a) the aggregate maximum fixed rentals paid or payable by the Credit Parties under all such real property leases of the Credit Parties (excluding amounts paid or payable on account of maintenance, utilities, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental) for the succeeding period of four consecutive fiscal quarters minus (b) the amount of any payments scheduled to be received by the Credit Parties during such period from the sublease of leasehold interests would exceed $24,000,000.

7.16         Compensation Payments to Stephen Adams.  No Credit Party shall pay or cause to be paid any salary, bonuses or other compensation payments to

Stephen Adams except (a) in the event of a change in circumstances related to management personnel or management structure of the Credit Parties as a result of which Stephen Adams is performing duties other than those performed by him as Chairman of the Board of Directors of the Borrower prior to February 18, 2004, or (b) with the consent of the Required Purchasers.  No Credit Party will accrue any Phantom Stock Accruals or make any cash payments in respect thereof of otherwise in respect of Phantom Stock Accruals pursuant to any Phantom Stock Agreement or otherwise.

7.17         Restrictions on the Holding Company.  The Holding Company Collateral Documents shall provide that the Holding Company will not engage in any business activities other than ownership of all the outstanding equity of the Borrower and ongoing activities related to the outstanding Holding Company Notes and will not create, incur, assume or permit to exist any Indebtedness other than the Holding Company Notes in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance thereof (plus any notes issued to pay interest thereon in accordance with the Holding Company Notes Indenture).  The Holding Company Collateral Documents shall provide that the Holding Company will not consent to any modification, amendment, supplement or waiver of the Holding Company Notes Indenture without the prior consent of the Required Purchasers.

7.18         Restrictions on CWFR.  (a) The Credit Parties will not permit CWFR to (i) engage in any business activities or create, incur, assume or permit to exist any Indebtedness other than ownership of the FRH Preferred Equity Interest and ongoing activities related thereto, (ii) agree to any amendment, modification, supplement or waiver to any of the terms of the FRH Preferred or any agreement which limits or restricts the rights of the members of FRH without, in each case, the prior consent of the Administrative Agent, (iii) assign, sale, dispose, pledge or otherwise transfer any of the FRH Preferred Equity Interest unless, as a result thereof, the Credit Parties have received an amount at least equal to the Liquidation Payment, or (iv) agree to the filing of any voluntary bankruptcy petition or similar filing by FRH without the prior consent of the Required Purchasers.

(b)           Upon the receipt by CWFR of any distribution, Liquidation Payment or other payment from FRH, the Credit Parties shall cause CWFR to distribute such distribution, Liquidation Payment or other payment to CWI, Inc., and such distribution, Liquidation Payment or other payment shall be distributed by the Credit Parties to the Borrower.

ARTICLE VIII

Events of Default

8.1           Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Credit Parties shall fail to pay any principal of, or interest on, any Note, or other amount payable under this Agreement or any fee payable under this Agreement or any other agreement to the Administrative Agent or the Purchasers, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf any Credit Party in or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(c)           the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Article VI with the exception of Sections 6.1 (f), (g) and (h) or in Article VII;

(d)           any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Article) or any other Note Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of the Required Purchasers) to the Borrower;

(e)           any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(f)            any event (other than an event specified in subsection (e) of this Section 8.1) or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or Administrative Agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (which maturity is not rescinded, annulled or otherwise cured within 30 days of receipt by the Borrower of notice of any acceleration);

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Holding Company or any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Parent, the Holding Company or any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v)

make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Credit Party, the Parent or the Holding Company shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            a final judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by a one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Purchasers, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a reasonable basis shall exist for the assertion against any Credit Party (or there shall have been asserted against any Credit Party) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Credit Party or any of its Subsidiaries or Affiliates, or any predecessor in interest of any Credit Party or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by any Credit Party or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by any Credit Party or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other credit worthy Persons jointly and severally liable therefor), in the judgment of the Required Purchasers are reasonably likely to be determined adversely to any Credit Party or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect;

(m)          any of the following events shall occur and be continuing:

(i)            the capital stock of the Parent owned directly or indirectly by Stephen Adams, his wife, his children, his grandchildren, trusts of which he, his wife, his children and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the trustee(s) shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of the Borrower) cease to constitute either (x) at least 51% of the aggregate equity capital of the Parent or (y) at least such percentage of the aggregate voting stock of the Parent as is sufficient at all times to elect a majority of the Board of Directors of the Parent;

(ii)           the Parent shall cease to own directly or indirectly all of the outstanding capital stock of the Holding Company;

(iii)          any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Stephen Adams and any of the other permitted holders referred to in clause (i) above shall (x) acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate equity capital of the Parent or (y) acquire direct or indirect Control of the Parent;

(iv)          a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated; or

(v)           the Holding Company shall cease to own, directly or indirectly, at least 90% of the outstanding capital stock of the Borrower; or

(vi)          a Change of Control will be deemed to have occurred under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture;

(n)           any of the following shall occur: (i) the Liens created by the Collateral Documents shall at any time (other than by reason of the Administrative Agent relinquishing such Lien) cease to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Collateral Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Collateral Document shall be contested by any Credit Party;

(o)           any Guarantor or the Holding Company shall assert that its obligations hereunder or under the Collateral Documents shall be invalid or unenforceable;

(p)           an “Event of Default” shall have occurred under the Holding Company Notes Indenture or any document or instrument governing any refinancing in respect of the Holding Company Notes;

(q)           (i) any holder of the First Lien Loan shall assert that the Intercreditor Agreement is invalid or unenforceable or (ii) any holder of the Camping World Credit Facility shall assert that such credit facility secured by any assets of Credit Parties other than the Camping World Entities;

(r)            a default or an event of default shall have occurred under the notes or indenture in respect of (i) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture or (ii) the Holding Company Notes or the Holding Company Notes Indenture, which default or event of default entitles the holders of such notes to accelerate the maturity of the indebtedness hereunder;

then, and in every such event (other than an event with respect to the Credit Parties described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Purchasers shall, by notice to the Credit Parties, take any or all of the following actions, at the same or different times: (i) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (ii) the Administrative Agent may exercise all of the rights as secured party and mortgagee under the Collateral Documents; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Article, the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent shall be permitted to exercise such rights as secured party and mortgagee under the Collateral Documents to the extent permitted by applicable law.

8.2           Receivership.  Without limiting the generality of the foregoing or limiting in any way the rights of the Administrative Agent or the Purchasers under the Collateral Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Note shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Administrative Agent shall have provided to the Credit Parties not less than ten (10) days prior written notice of its intention to apply for a receiver, the Administrative Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Administrative Agent to enforce the Purchasers’ and Administrative Agent’s rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Notes and other fees and expenses due hereunder and under the Collateral Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  THE CREDIT PARTIES HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE.  THE CREDIT PARTIES (I) GRANT SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGE THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE PURCHASERS’ AND ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE COLLATERAL DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE PURCHASERS TO MAKE THE NOTES TO THE BORROWER; AND (III) AGREE TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND THE PURCHASERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.  THE

PURCHASERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 8.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE CREDIT PARTIES’ RIGHT TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME PRIOR TO THE APPOINTMENT OF A RECEIVER.

ARTICLE IX

The Agent

9.1           Appointment and Authorization.  Each of the Purchasers hereby irrevocably appoints New York Life Investment Management LLC as its Administrative Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of this Agreement and the other Note Documents, together with such actions and powers as are reasonably incidental thereto.

9.2           Duties As Expressly Stated.  The Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Note Documents.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Note Documents that the Agents are required to exercise in writing by the Required Purchasers, and (c) except as expressly set forth herein and in the other Note Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by New York Life Investment Management LLC or any of its Affiliates in any capacity.  Each of the Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers or, if provided herein, with the consent or at the request of the Required Purchasers, or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Purchaser, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Note Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Note Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Note Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Note Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not, except to the extent expressly instructed by the Required Purchasers with respect to collateral security under the Collateral Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Note Document; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Note Documents or applicable law.

9.3           Reliance By Agents.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.4           Action Through Sub-Agents.  The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-Administrative Agents appointed by the Administrative Agent in good faith.  The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.5           Resignation of Agent and Appointment of Successor Agent.  Subject to the appointment and acceptance of a successor Agent, as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Purchasers and the Borrower.  Upon any such resignation, the Required Purchasers shall have the right, in consultation with the Borrower, to appoint a successor Agent.  If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as an Agent, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

9.6           Purchasers’ Independent Decisions.  Each Purchaser acknowledges that it has, independently and without reliance upon the Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon any Agent or any other Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Note Documents, any related agreement or any document furnished hereunder or thereunder.  Except as explicitly provided herein, the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

9.7           Indemnification.  Each Purchaser agrees to indemnify and hold harmless each Agent (to the extent not reimbursed under Section 10.3, but without limiting the obligations of the Credit Parties under Section 10.3), ratably in accordance with the aggregate outstanding amount of the Notes held by the Purchasers, for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent (including by any Purchaser) arising out of or by reason of any investigation in or in any way relating to or arising out of any Note Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by such Agent under or in respect of any of the Note Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrower is obligated to pay under Section 10.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Purchaser shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified.  The agreements set forth in this Section 9.9 shall survive the payment of all Notes and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Note Document.

9.8           Consents Under Other Note Documents.  Except as otherwise provided in this Agreement and the other Note Documents, the Agents may, with the prior consent of the Required Purchasers (but not otherwise), consent to any modification, supplement or waiver under any of the other Note Documents.

ARTICLE X

Miscellaneous

10.1         Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to any Credit Party, to 2575 Vista Del Mar Drive, Ventura, CA 93001, Attention of Thomas F. Wolfe (Telecopy No. (805) 667-4419), with a copy to Kaplan, Strangis and Kaplan, P.A., Attention of Robert T. York (Telecopy No. (612) 375-1143);

(b)           if to the Administrative Agent, to New York Life Investment Management LLC, 51 Madison Avenue, Room 201, New York, New York, 10010, Attention of Beth Standbridge (Telecopy No. (212) 252-8293, with a copy to Office of the

General Counsel, Attention of Investment Section, Room 1016 (Telecopy No. ((212) 576-7982); and

(c)           if to any Purchaser, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2         Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Purchaser in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Purchasers hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by the Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Note shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Purchaser may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Purchasers or by the Borrower and the Administrative Agent with the consent of the Required Purchasers; provided, in each case, that no such agreement shall:

(i)                    increase any Commitment of any Purchaser without the written consent of such Purchaser;

(ii)                   reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Purchaser affected thereby;

(iii)                  postpone the scheduled date of payment of the principal amount of any Note, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Note, without the written consent of each Purchaser affected thereby;

(iv)                  change Section 2.4(c) hereof in a manner that would alter the application of prepayments thereunder, without in each case the written consent of each Purchaser;

(v)                   alter the rights or obligations of the Borrower to prepay Notes, other than mandatory prepayments required by Section 2.4(b) of this Agreement, without the written consent of each Purchaser;

(vi)                  change any of the provisions of this Section 10.2 or the definition of “Required Purchasers” or “Required Purchasers” or any other provision hereof specifying the number or percentage of Purchasers required to waive, amend or modify any rights hereunder or under any other Note Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Purchaser;

(vii)                 release any of the Guarantors from their obligations in respect of its Guarantee under Article III hereof or release all or substantially all of the Collateral (or terminate any Lien with respect thereto), except in connection with a disposition of all of the shares of capital stock of a subsidiary in a transaction permitted hereunder, under this Agreement, or as to which the Required Purchasers have provided their prior written consent or as otherwise expressly permitted in this Agreement, without the written consent of each Purchaser;

(viii)                waive any of the conditions precedent specified in Section 5.1 or 5.2 hereof, without the written consent of each Purchaser and the Administrative Agent; or

(ix)                   change Section 2.6 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)           None of the Collateral Documents nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties party thereto, and by the Administrative Agent with the consent of the Required Purchasers.

(d)           The Administrative Agent and the Purchasers agree that if all of the capital stock of or other equity interests in any Subsidiary that is owned by the Credit Parties is sold or distributed to any Person as permitted by the terms of this Agreement, the Note Documents and the Collateral Documents, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of the Note Documents and such Subsidiary is not the continuing or surviving corporation, the Administrative Agent shall, upon request of the Borrower (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent or any Purchaser may reasonably request to establish that such sale, distribution, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 hereof and authorize the Administrative Agent to release the Lien created by the Collateral Documents on any capital stock of or other equity interests in such Subsidiary.

10.3         Indemnity; Damage Waiver.

(a)           The Credit Parties jointly and severally agree to pay, or reimburse the Administrative Agent or Purchasers for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Purchasers and their Affiliates for the reasonable fees, charges and disbursements of Special Counsel, but not to exceed $30,000 in the aggregate, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Note Documents, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Purchasers and their Affiliates for the reasonable fees, charges and disbursements of Special Counsel, in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated), (iii) all out-of-pocket expenses incurred by the Administrative Agent, including the fees, charges and disbursements of any counsel for the Administrative Agent, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Note Documents, including its rights under this Section 10.3, and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Note Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Collateral Document or any other document referred to therein.

(b)           The Credit Parties jointly and severally agree to indemnify the Administrative Agent, each Purchaser and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Note Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (are determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of such Indemnitee.

The Credit Parties agree that, without the prior written consent of the Administrative Agent and the Required Purchasers, which consent shall not be unreasonably withheld, no Credit Party will settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification is reasonably likely to be sought under the indemnification provisions of this Section 10.3 (whether or not any Indemnitee is an actual or potential party to such proceeding), unless such settlement, compromise or consent includes an unconditional written release of each Indemnitee from all liability arising out of such proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or performance of any obligation by an Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(c)           To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 10.3, each Purchaser severally agrees to pay to the Administrative Agent such Purchaser’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Note Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Note or the use of the proceeds thereof.

(e)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Purchaser (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Purchaser may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Purchasers may assign their interests hereunder as follows:

(i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Purchaser may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no such consent shall be required for an assignment of Notes by any Purchaser to any other Purchaser that was a Purchaser prior to the completion of such assignment, an Affiliate of such a Purchaser or an Approved Fund.

(ii)           Assignments by Purchasers shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Purchaser or an Affiliate (or Approved Fund) of a Purchaser or an assignment of the entire remaining amount of the assigning Purchaser’s Note, the amount of the Note of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;

(B)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Purchaser’s rights and obligation in respect of Notes;

(C)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(D)  the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to acceptance and recording pursuant to paragraph (iv) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.3).  Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Purchasers, the principal amount of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Purchasers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Purchaser and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Purchaser hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 10.4 and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           The Purchasers may sell participations in their interests hereunder as follows:

(i)            Any Purchaser may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Purchaser’s rights and obligations under this Agreement (including all or a portion of the Notes owing to it); provided that (A) such Purchaser’s obligations under this Agreement shall remain unchanged, (B) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b), that affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 10.3 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Purchaser if it were a Purchaser shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Purchaser.

(d)           Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Purchaser from any of its obligations hereunder or substitute any such assignee for such Purchaser as a party hereto.

(e)           Anything in this Section 10.4 to the contrary notwithstanding, no Purchaser may assign or participate any interest in any Note held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Purchaser.

(f)            A Purchaser may furnish any information concerning any Credit Party or Subsidiary or Affiliate in the possession of such Purchaser from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 10.12.  In addition, the Administrative Agent may furnish any information concerning any Credit Party or any of its Subsidiaries or Affiliates in the Administrative Agent’s possession to any Affiliate of the Administrative Agent, subject, however, to the provisions of Section 10.12.  The Credit Parties shall assist any Purchaser in effectuating any assignment or participation pursuant to this Section 10.4 (including during syndication) in whatever manner such Purchaser reasonably deems necessary, including participation in meetings with prospective transferees.

10.5         Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Note Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Note Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Note Documents and the making of any Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Purchaser may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement or the other Note Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, the expiration or termination of the Commitments or the termination of this Agreement or any other Note Document or any provision hereof or thereof.

10.6         Counterparts; Integration; References to Agreement; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Whenever there is a reference in any Collateral Document or UCC

Financing Statement to the “Credit Agreement” to which the Administrative Agent, the Purchasers and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Purchaser, irrespective of whether or not such Purchaser shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Purchaser under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which such Purchaser may have.

10.9         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court (or, to the extent permitted by law, in such Federal court).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any court referred to in paragraph (b) of this Section 10.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12       Confidentiality.  Each Purchaser agrees to keep confidential information obtained by it pursuant hereto and the other Note Documents confidential in accordance with such Purchaser’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Purchaser’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.12), (b) to the extent such information presently is or hereafter becomes available to such Purchaser on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such

Purchaser may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Purchaser, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.12, (f) to the extent required in connection with any litigation between any Credit Party and any Purchaser with respect to the Notes or this Agreement and the other Note Documents or (g) with the Borrower’s prior written consent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Thomas F. Wolfe
Name: Thomas F. Wolfe
Title: Chief Financial Officer

GUARANTORS

AFFINITY ADVERTISING, LP

By:	VBI, INC., Its General Partner

By:	/s/ Thomas F. Wolfe
Name: Thomas F. Wolfe
Title: Chief Financial Officer

AFFINITY BROKERAGE, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
AGI PRODUCTIONS, INC.
CAMP COAST TO COAST, INC.
CAMPING REALTY, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
COAST MARKETING GROUP, INC.
CWI, INC.
CW MICHIGAN, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD HOLDING CORPORATION
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.

THUNDER PRESS
TL ENTERPRISES, INC.
VBI, INC.
WOODALL PUBLICATIONS CORPORATION

By:	/s/ Thomas F. Wolfe
Name: Thomas F. Wolfe
Title: Chief Financial Officer

SIGNATURE PAGE OF ADMINISTRATIVE AGENT

ADMINISTRATIVE AGENT

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Elizabeth Standbridge
Name: Elizabeth Standbridge
Title: Director